Exhibit 10.13

LEADERSHIP TEAM EQUITY GRANT PROGRAM
UNDER THE ONVIA, INC. 2008 EQUITY INCENTIVE PLAN

1.  Onvia leadership has an opportunity to own 10% of the outstanding shares of the company.  The leaders who participate in the program are:

Hank Riner	CEO

Cameron Way	Senior VP and CFO

Naveen Rajkumar	Senior VP and CIO

TBD	Senior VP of Product

TBD	Senior VP of Sales

2.  The named executives above have the potential to earn 10% of the outstanding shares of the company through grants of stock options.

One half of the options will be granted for each of the respective performance years (“time-based”), and the other half will be granted if the performance measurement for the respective performance years is achieved (“performance-based”).  Time-based and performance-based options are granted effective December 31st of the respective performance years:  2015, 2016 and 2017.  The options will be granted from the available pool of the 2008 Equity Incentive Plan (the “2008 Plan”) and will be subject to the terms and provisions of the 2008 Plan.

3.  Grants can be earned annually based upon performance criteria set by the Board.  The number of potential performance-based options for each leader is calculated as follows:

Total Outstanding Shares of Company as of the grant date

% Ownership Potential for Individual Leader

Total # of Potential Options for Individual Leader

Minus 50% Time-Based Options

Total Potential Performance-Based Options

4.  Each leader has the opportunity to earn 1/3 of the potential performance based options at the end of each of three years:  2015, 2016 and 2017.  For 2015 the performance measurement is the achievement of a Board defined goal regarding EBITDA.  Each year the Board will establish a new performance criteria.

5.  Once time-based and performance-based options have been granted there is a 24 month vesting period from grant date.  One eighth of the options will be vested each quarter for a two year period.  For example options granted for 2015 performance will be vested according to the following vesting schedule:  1/8 March 31, 2016, 1/8 June 30, 2016, 1/8 September 30, 2016, 1/8 December 31, 2016, 1/8 March 31, 2017, 1/8 June 30, 2017, 1/8 September 30, 2017, 1/8 December 31, 2017.

6.  Currently outstanding stock options count toward the total potential options for each leader.

7.  Hank Riner is ineligible for the first grant (even if performance criteria is met) until certain individual performance criteria are achieved.

8.  Upon the occurrence of a change in control (as defined in the 2008 Plan) and a material reduction in the executive’s responsibilities or authority as in effect before the change in control, the vesting of all unvested options granted pursuant to this program will automatically be accelerated so that 100% shall be fully vested.